Exhibit 99.1

   Mirant Reports Results for Second Quarter 2007

News Release

Media contact:

   Felicia Browder, 678 579 3111

   felicia.browder@mirant.com

Investor Relations contact:

   Mary Ann Arico, 678 579 7553

   maryann.arico@mirant.com

Stockholder inquiries:

   678 579 7777

August 9, 2007

Mirant Reports Results for Second Quarter 2007 and
Completion of Divestiture Program

•                  Net income of $1.256 billion versus net income of $99 million for the second quarter of  2006

•                  Adjusted EBITDA from continuing operations up 177% to $230 million from $83 million for the second quarter of 2006

•                  Completed sale of  Caribbean business for net proceeds of $553 million

ATLANTA — Mirant Corporation (NYSE: MIR) today reported net income of $1.256 billion for the quarter ended June 30, 2007, compared to net income of $99 million for the same period in 2006. Results for 2007 include an after-tax gain of $1.3 billion on the sale of the Philippine business. Diluted earnings per share for the second quarter of 2007 were $4.91 per share, compared to $0.32 per diluted share for the same period in 2006.

Mirant reported adjusted net income from continuing operations of $162 million for the second quarter of 2007, or diluted earnings per share of $0.57, compared to a loss of $1 million for the same period in 2006. Adjusted net income excludes unrealized mark-to-market gains and losses and other non-recurring items, including a $175 million impairment in 2007 related to the Lovett generation facility.

Adjusted EBITDA from continuing operations, which also excludes unrealized mark-to-market gains and losses, a $175 million impairment in 2007 related to the Lovett generation facility and other non-recurring items, was $230 million for the second quarter of 2007, compared to $83 million for the same period in 2006. Both the second quarter of 2007 and the second quarter of 2006 benefited from incremental realized value from hedging.  The period over period increase for the quarter was principally due to higher realized gross margin in the Mid-Atlantic and favorable fuel oil management activities.

Net cash provided by operating activities during the second quarter of 2007 was $286 million excluding bankruptcy payments of $22 million. Net cash provided by operating activities for the first six months of 2007 was $543 million excluding bankruptcy payments of $28 million.

Year-to-Date

Net income for the first six months of 2007 was $1.204 billion compared to $566 million for the same period in 2006. Results for 2007 include an after-tax gain of $1.3 billion on the sale of the Philippine business. Diluted earnings per share for the first six months of 2007 were $4.70 per share, compared to $1.84 per diluted share for the same period in 2006.

Mirant reported adjusted net income from continuing operations of $291 million for the first six months of 2007, or diluted earnings per share of $1.03, compared to adjusted net income of $88 million for the same period in 2006, or $0.28 earnings per diluted share. Adjusted net income excludes unrealized mark-to-market gains and losses and other non-recurring items including a $175 million impairment in 2007 related to the Lovett generation facility.

Adjusted EBITDA from continuing operations, which also excludes unrealized mark-to-market gains and losses, a $175 million impairment in 2007 related to the Lovett generation facility and other non-recurring items, was $451 million for the first six months of 2007, compared to $264 million for the same period in 2006. Both the first six months of 2007 and first six months of 2006 benefited from incremental realized value from hedging.  The period over period increase was principally due to higher realized gross margin in the Mid-Atlantic and favorable fuel oil management activities.

As of June 30, 2007, the company’s continuing operations had cash and cash equivalents of $5.673 billion, total available liquidity of $6.386 billion and total outstanding debt of $3.139 billion.

Completion of Divestiture Program

Mirant announced that it has closed the previously announced sale of its Caribbean business to a subsidiary of the Marubeni Corporation. The net proceeds to Mirant after transaction costs are $553 million.

“This completes the divestiture program that we announced approximately a year ago with total net proceeds of $5.076 billion,” said Edward R. Muller, chairman and chief executive officer. “Mirant’s operations are now exclusively in the United States.”

Earnings Call

Mirant is hosting an earnings call today to discuss its second quarter 2007 financial results and outline business priorities. The call will be held from 10:00 a.m. to 11:00 a.m. New York City time. The conference call can be accessed via the investor relations section of the company’s website at www.mirant.com or analysts are invited to listen to the call by dialing 866 293 8970 (International 913 312 1230) and entering pass code 4738382.

Presentation slides for the analyst call have been posted to the company’s website. The presentation may include certain non-GAAP financial measures as defined under SEC rules. In such event, a reconciliation of those measures to the most directly comparable GAAP measures will also be available via the investor relations section of the company’s website at www.mirant.com.

A recording of the event will be available for playback on the company’s website beginning today at 12:00 p.m. New York City time. A replay also will be available by dialing 888 203 1112 (International 719 457 0820) and entering the pass code 4738382.

Mirant is a competitive energy company that produces and sells electricity in the United States. Mirant owns or leases approximately 10,300 megawatts of electric generating capacity. The company operates an asset management and energy marketing organization from its headquarters in Atlanta. For more information, please visit www.mirant.com.

Regulation G Reconciliations

Adjusted Net Income and Adjusted EBITDA

Quarter Ending June 30, 2007

(in millions)

		EPS[1]
Net income	$1,256	$4.91
Income from discontinued operations	1,339	5.23
Loss from continuing operations	(83)	(0.32)
Adjustment to GAAP EPS for dilution		0.03
Diluted EPS		(0.29)
Mark-to-market loss	91	0.32
Gain on sales of assets, net	(21)	(0.07)
Impairment loss	175	0.61
Bankruptcy charges and legal contingencies	16	0.06
Bonus plan for dispositions	6	0.02
Benefit for income taxes (valuation allowance adjustment)	(22)	(0.08)
Adjusted net income	$162	$0.57

Provision for income taxes	7
Interest, net	29
Depreciation and amortization	32
Adjusted EBITDA	$230

1Total diluted shares: 286 million

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net income and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

Adjusted Net Income and Adjusted EBITDA

Year to Date June 30, 2007

(in millions)

		EPS[1]
Net income	$1,204	$4.70
Income from discontinued operations	1,420	5.54
Loss from continuing operations	(216)	(0.84)
Adjustment to GAAP EPS for dilution		0.08
Diluted EPS		(0.76)
Mark-to-market loss	396	1.40
Gain on sales of assets, net	(23)	(0.08)
Impairment loss	175	0.62
Bankruptcy charges and legal contingencies	26	0.09
Bonus plan for dispositions	14	0.05
Postretirement benefit curtailment	(32)	(0.12)
Benefit for income taxes (valuation allowance adjustment)	(49)	(0.17)
Adjusted net income	$291	$1.03

Provision for income taxes	19
Interest, net	77
Depreciation and amortization	64
Adjusted EBITDA	$451

1Total diluted shares: 283 million

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net income and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

Adjusted Net Income and Adjusted EBITDA

Quarter Ending June 30, 2006

(in millions)

		EPS[1]
Net income	$99	$0.32
Loss from discontinued operations	(8)	(0.03)
Income from continuing operations	107	0.35
Mark-to-market gain	(110)	(0.36)
Gain on sales of assets, net	(6)	(0.02)
Gain on sales of investments, net	(3)	(0.01)
Bankruptcy charges and legal contingencies	11	0.04
Adjusted net loss	$(1)	$—

Provision for income taxes	1
Interest, net	48
Depreciation and amortization	35
Adjusted EBITDA	$83

1Total diluted shares: 308 million

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net income and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

Adjusted Net Income and Adjusted EBITDA

Year to Date June 30, 2006

(in millions)

		EPS[1]
Net income	$566	$1.84
Income from discontinued operations	36	0.12
Income from continuing operations	530	1.72
Mark-to-market gain	(410)	(1.33)
Gain on sales of assets, net	(46)	(0.15)
Gain on sales of investments, net	(3)	(0.01)
Bankruptcy charges and legal contingencies	17	0.05
Adjusted net income	$88	$0.28

Provision for income taxes	2
Interest, net	106
Depreciation and amortization	68
Adjusted EBITDA	$264

1Total diluted shares: 308 million

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net income and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

Cautionary Language Regarding Forward-Looking Statements

Some of the statements included herein involve forward-looking information.  Mirant cautions that these statements involve known and unknown risks and that there can be no assurance that such results will occur.  There are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, such as, but not limited to, legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the industry of generating, transmitting and distributing electricity; changes in state, federal and other regulations (including rate and other regulations); changes in, or changes in the application of, environmental and other laws and regulations to which Mirant and its subsidiaries and affiliates are or could become subject; the failure of Mirant’s assets to perform as expected, including outages for unscheduled maintenance or repair; changes in market conditions, including developments in the supply, demand, volume and pricing of electricity  and other commodities in the energy markets, or the extent and timing of the entry of additional competition in Mirant’s markets or those  of its subsidiaries and affiliates; increased margin requirements, market volatility or other market conditions that could increase Mirant’s obligations to post collateral beyond amounts which are expected; Mirant’s inability to access effectively the over-the-counter and exchange-based commodity markets or changes in commodity market liquidity or other commodity market conditions, which may affect Mirant’s ability to engage in asset management and proprietary trading activities as expected, or result in material extraordinary gains or losses from open positions  in fuel oil or other commodities; deterioration in the financial condition of our counterparties and the resulting failure to pay amounts owed to Mirant or to perform obligations due to Mirant beyond collateral posted; hazards customary to the power generation industry and the possibility that Mirant may not have adequate insurance to cover losses as a result of such hazards; price mitigation strategies employed by ISOs or RTOs that reduce Mirant’s revenue and may result in a failure to compensate Mirant’s generation units adequately for all their costs; changes in the rules used to calculate capacity and energy payments in the markets in which Mirant operates; volatility in Mirant’s gross margin as a result of Mirant’s accounting for derivative financial instruments used in its asset management activities and volatility in its cash flow from operations resulting from working capital requirements, including collateral, to support its asset management and proprietary trading activities; Mirant’s inability to enter into intermediate and long-term contracts to sell power and procure fuel, including its transportation, on terms and prices acceptable to it; the inability of Mirant’s operating subsidiaries to generate sufficient cash flow to support its operations; Mirant’s ability to borrow additional funds and access capital markets; strikes, union activity or labor unrest; weather and other natural phenomena, including hurricanes and earthquakes; the cost and availability of emissions allowances; Mirant’s ability to obtain adequate supply and delivery of fuel for its facilities; curtailment of operations due to transmission constraints; environmental regulations that restrict Mirant’s ability or render it uneconomic to operate its business, including regulations related to the emission of carbon dioxide and other greenhouse gases; Mirant’s inability to complete construction of emissions reduction equipment by January 2010 to meet the requirements of the Maryland Healthy Air Act, which may result in reduced unit operations and reduced cash flows and revenues from operations;  war, terrorist activities or the occurrence of a catastrophic loss; the fact that the Mirant Lovett facility remains in bankruptcy; Mirant’s substantial consolidated indebtedness and the possibility that Mirant or its subsidiaries may incur additional indebtedness in the future; restrictions on the ability of Mirant’s subsidiaries to pay dividends, make distributions or otherwise transfer funds to Mirant, including restrictions on Mirant North America contained in its financing agreements and restrictions on Mirant Mid-Atlantic contained in its leveraged lease documents, which may affect Mirant’s ability to access the cash flow of those subsidiaries to make debt service and other payments; and, the disposition of the pending litigation described in Mirant’s Form 10-Q for the quarter ended June 30, 2007, filed with the Securities and Exchange Commission.

Mirant undertakes no obligation to update publicly or revise any forward-looking statements to reflect events or circumstances that may arise. The foregoing review of factors that could cause Mirant’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect Mirant’s future results included in Mirant’s filings with the Securities and Exchange Commission at www.sec.gov.